Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 9, 2015, the Board of Directors of Anixter International Inc. (the "Company") approved the disposition of its OEM Supply - Fasteners ("Fasteners") business. On February 11, 2015, the Company, through its wholly-owned subsidiary Anixter Inc., entered into a definitive asset purchase agreement with American Industrial Partners (“AIP”) to sell its Fasteners business for $380.0 million in cash, subject to certain post-closing adjustments. On June 1, 2015, the Company, through its wholly-owned subsidiary Anixter Inc., completed the previously announced sale of its Fasteners business to AIP.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived by the application of adjustments to the Company's historical consolidated financial statements. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended January 2, 2015 is presented as if the disposition had occurred at the beginning of the fiscal year. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 3, 2015 is presented as if the disposition had occurred on April 3, 2015. As a result of the decision to dispose of the Company's Fasteners business, the operating results of the Fasteners business were reflected as discontinued operations for the entire period in the first quarter of 2015, as reported in the Condensed Consolidated Statement of Income in the Company's Quarterly Report on Form 10-Q for the three months ended April 3, 2015. Therefore, an Unaudited Pro Forma Condensed Consolidated Statement of Income for the first quarter of 2015 has not been included.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are being provided for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have resulted if the disposition had actually occurred on the dates indicated and are not intended to project the Company's results of operations or financial position for any future period. The unaudited adjustments are based on estimates, available information and certain assumptions that the Company believes are reasonable, as described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2015 and the Company’s Quarterly Report on Form 10-Q for the three months ended April 3, 2015.

ANIXTER INTERNATIONAL INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Year Ended January 2, 2015
	As Reported	Pro Forma Adjustments		Pro Forma
(In millions, except per share amounts)
Net sales	$6,445.5	$(938.5)		$5,507.0
Cost of goods sold	4,977.1	(709.4)		4,267.7
Gross profit	1,468.4	(229.1)		1,239.3
Operating expenses	1,107.5	(178.3)		929.2
Operating income	360.9	(50.8)		310.1
Other expense:
Interest expense	(48.1)	3.6	(a)	(44.5)
Other, net	(18.0)	2.0		(16.0)
Income before income taxes	294.8	(45.2)		249.6
Income tax expense	100.0	(13.8)		86.2
Net income	$194.8	$(31.4)		$163.4
Income per share:
Basic	$5.90			$4.95
Diluted	$5.84			$4.90
Weighted-average common shares outstanding:
Basic	33.0			33.0
Diluted	33.3			33.3

(a) Reflects the assumed interest costs that would not have been incurred if the Company had the proceeds from the sales of the Fasteners business at the beginning of the period.

The Unaudited Pro Forma Condensed Consolidated Statement of Income does not include adjustments for income from transition services which are expected to approximate $2 million to $4 million pretax over the next 12 months.

ANIXTER INTERNATIONAL INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	April 3, 2015
	As Reported	Pro Forma Adjustments		Pro Forma
(In millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$101.2	$320.0	(b)	$421.2
Accounts receivable (Includes $480.7 at April 3, 2015 associated with securitization facility)	1,109.4	—		1,109.4
Inventories	839.0	—		839.0
Deferred income taxes	33.4	—		33.4
Other current assets	51.5	—		51.5
Current assets held for sale	419.1	(419.1)		—
Total current assets	2,553.6	(99.1)		2,454.5
Property and equipment, at cost	308.3	—		308.3
Accumulated depreciation	(200.7)	—		(200.7)
Net property and equipment	107.6	—		107.6
Goodwill	577.1	—		577.1
Other assets	270.9	—		270.9
Total assets	$3,509.2	$(99.1)		$3,410.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$682.5	$—		$682.5
Accrued expenses	169.7	—		169.7
Current liabilities of discontinued operations	131.8	(131.8)		—
Total current liabilities	984.0	(131.8)		852.2
Long-term debt (Includes $190.0 at April 3, 2015 associated with securitization facility)	1,202.0	—		1,202.0
Other liabilities	208.7	—		208.7
Total liabilities	2,394.7	(131.8)		2,262.9
Stockholders’ equity:
Common stock - $1.00 par value, 100,000,000 shares authorized, 33,238,071 shares issued and outstanding at April 3, 2015	33.2	—		33.2
Capital surplus	240.6	—		240.6
Retained earnings	1,018.9	32.7	(c)	1,051.6
Accumulated other comprehensive loss:
Foreign currency translation	(100.1)	—		(100.1)
Unrecognized pension liability, net	(78.1)	—		(78.1)
Total accumulated other comprehensive loss	(178.2)	—		(178.2)
Total stockholders’ equity	1,114.5	32.7		1,147.2
Total liabilities and stockholders’ equity	$3,509.2	$(99.1)		$3,410.1

(b) Reflects the receipt of cash proceeds of $380.0 million, net of transaction fees and taxes. The Company expects to use the net proceeds to reduce outstanding debt balances and for general corporate purposes.
(c) Reflects the adjustment to stockholders' equity related to the sale of the Fasteners business.